Exhibit (a)(36)

1 December, 2004

Name

Address

Re:	Blockbuster Inc. (“Blockbuster”) Global Exchange of Stock Options Program

Dear [Name]:

By now, you should have received communications regarding the Blockbuster Global Exchange of Stock Options Program, which offers you the right to exchange your unexercised options to purchase Blockbuster Inc. class A common stock for restricted share units settleable in Blockbuster Inc. class A common stock. The offer commenced on November 9, 2004 and is scheduled to expire on December 10, 2004.

As has been communicated to you in your exchange offer materials, if you elect to exchange your stock options for restricted share units, you will become subject to a tax liability at each of the three vesting dates of your restricted share units. The purpose of this letter is to notify you that you may request, in advance, that EquiServe sell on each of three vesting dates of your restricted share units a sufficient number of shares of Blockbuster Inc. class A common stock (i.e., shares underlying your vested restricted share units)(the “Tax Shares”) to satisfy the estimated tax liability (the “Estimated Tax Liability”) arising from each such vesting.

Please note that you are not required to tender any of your unexercised options in the exchange offer. If you do not participate in the exchange offer, you will continue to hold your options, and you will not receive any restricted share units. If you elect not to exchange your options in the exchange offer, no action is necessary on your part.

Please also note that if you do tender you unexercised options for restricted share units in the exchange offer, you are not required to authorise EquiServe to sell Tax Shares to cover the Estimated Tax Liability in advance. Subject to Blockbuster Inc. securities and insider trading policies with respect to transfers or sales of Blockbuster securities, you are free to sell the shares of Blockbuster Inc. class A common stock that you receive upon vesting of your restricted share units at any time, including sales to cover tax liabilities.

However, if at this time you would like to instruct EquiServe to automatically sell Tax Shares on each of the three vesting dates of your restricted share units to cover the Estimated Tax Liability arising from each such vesting, please sign the enclosed Authorisation Form confirming your decision and return it in the self-addressed stamped envelope provided herewith.

Yours Sincerely,

/s/ Martina Behrendt

Martina Behrendt

Human Resources Director

Authorisation Form

I hereby authorise EquiServe to sell on each of the three vesting dates of my restricted share units such number of shares of Blockbuster Inc. class A common stock underlying my vested restricted share units as shall be necessary to cover the Estimated Tax Liability arising from each such vesting.

I hereby further make all of the representations, acknowledgements and agreements contained in Exhibit A to this Authorisation Form.

Name (Block Capitals):

Signature:

Date:

Exhibit A

Representations, Acknowledgements and Agreements

1.	I acknowledge and agree that the Estimated Tax Liability will be calculated using methods and procedures that Blockbuster deems appropriate and may or may not be equal to the actual tax liability under the tax laws of the Republic of Ireland.

2.	I acknowledge and agree that I have been advised to consult with my personal tax advisor as to the Estimated Tax Liability and as to the consequences of granting or not granting this authorisation.

3.	I acknowledge and agree that all authority in this Authorisation Form will survive my death or incapacity, and all of my obligations in this Authorisation Form will be binding upon my heirs, personal representatives and assigns.

4.	I acknowledge and agree that a portion of the proceeds from the sale of my Tax Shares will be used pay the brokerage commissions on the sale of such shares. I further acknowledge and agree that the remaining proceeds from the sale of my Tax Shares will be used to cover the Estimated Tax Liability.

5.	I acknowledge and agree that if I execute and submit this Authorisation Form, the authorisation to sell my Tax Shares will remain in effect unless and until I terminate such authorisation in writing. I acknowledge and agree that I am required to fax my written termination to EquiServe at 00-1-201-324-3247 and that such termination will not become effective until five business days after receipt by EquiServe.